EXHIBIT 10.1


     Summary of Material Terms of 2005 Performance Targets for CEO under the
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            Terex Corporation 2004 Annual Incentive Compensation Plan
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     The Terex Corporation 2004 Annual Incentive Compensation Plan (the "Plan")
is designed to provide incentive and reward for performance that is consistent with the objectives of Terex Corporation ("Terex" or the "Company").

     The 2005 performance targets under the Plan for the Chief Executive Officer ("CEO") of Terex focus on four quantitative financial performance measures: return on invested capital ("ROIC"), weighted as 60% of the target; earnings per share ("EPS"), weighted 20%; management of working capital, weighted 10%; and reduction of debt, weighted 10%.

     ROIC will be determined using a formula based on Terex's operating earnings, average net debt and average book equity based on a five quarter period starting with the fourth quarter of 2004, and will be measured against a specified targeted ROIC value. EPS will be measured against a specified targeted EPS value.

     Management of working capital will be measured by looking at working capital as a percentage of the Company's revenue, and comparing that against a specified targeted value. Reduction of debt will be measured against a targeted debt reduction amount.

     In addition, the CEO has certain qualitative performance measures that will be considered in determining his award under the Plan. These include his performance in the areas of: Talent Development and Succession Planning; Financial Controls and Information Technology; Marketing and Brand; Terex Business Systems; Development of New Markets; Capital Structure and Transformation; and Better Place to Work.